EXHIBIT 99.1

DATE: January 10, 2005

FOR IMMEDIATE RELEASE

AMERICAN MEDICAL SYSTEMS
ANNOUNCES 2:1 STOCK SPLIT

Company Reports Preliminary Record
Sales of $60 Million in Fourth Quarter

MINNEAPOLIS, January 10, 2005 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) announced today that its Board of Directors has approved a two-for-one split of the company’s common stock in the form of a 100% percent stock dividend. The stock split is subject to shareholder approval of an increase in the number of authorized shares of common stock from 75 million to 200 million. American Medical Systems plans to hold a special meeting of stockholders on March 3, 2005 to approve the increase. If the stockholders approve the increase, all stockholders of record on March 14, 2005 will receive one additional share for each share then held. Distribution of shares is scheduled to be made on or about March 21, 2005.

American Medical Systems also reported preliminary record sales of $60 million for the fourth quarter of 2004, a 27 percent increase over sales of $47.2 million in the comparable quarter of 2003. Preliminary sales in the full year 2004 were $208.8 million, up 24 percent from sales of $168.3 million in 2003. The Company anticipates full year earnings, excluding any one-time items, to be in line with the previously guided range of $0.99 to $1.01 per share.

Martin J. Emerson, President and recently named CEO of American Medical Systems, noted, “We are pleased that the sales momentum of the first three quarters of 2004 was sustained through the fourth quarter. In addition to strong core business growth, sales from our recent TherMatrx acquisition also met our expectations. I look forward to the challenge of continuing the company’s strong record of growth in 2005 and beyond.”

Douglas W. Kohrs, Chairman of American Medical Systems, commented, “The decision to split the company’s stock represents a vote of confidence by our Board of Directors and, along with our financial performance, evidences our success during the past five years in transforming AMS from essentially a two- product company to a leader in providing an array of solutions for the pelvic health needs of men and women.”

About American Medical Systems

American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, and other pelvic disorders in men and women. Although not life threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relation-ships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat over 120,000 patients in 54 countries during the last year.

American Medical Systems
January 10, 2005

More information about the company and its products can be found at its website www.AmericanMedicalSystems.com and in the company’s Annual Report on Form 10-K for 2003 and its other SEC filings.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com